Exhibit 99.13

Ace Marketing & EYE expand Mobiquity Networks to 8 more Shopping Malls

Mobiquity Networks grows to 75 Shopping Malls across the US

NEW YORK, February 21, 2012 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announced today that through its agreement with leading mall media provider EYE, the expansion of its Location-Based Mobile Marketing Network, (Mobiquity Networks) to an additional 8 mall properties bringing the total network to 75 malls across the US. The new locations include malls in California, Texas and Washington. To see a full list of Mobiquity Networks malls, please visit www.mobiquitynetworks.com.

Ace continues to add major shopping malls to its current portfolio in its pursuit to build the Nation's largest location-based Proximity Marketing network. Ace’s Mobiquity Network currently offers advertisers the ability to deliver advertising content to approximately 96 million mall visitors per month. Its mobile technology allows advertisers to deliver mobile coupons and other rich media content via Bluetooth or Wi-Fi to on-the-go shoppers' mobile devices. This advertising medium targets shoppers with engaging content as they move about the mall environment and does not require them to check-in, download apps or be tracked by GPS, eliminating all three major barriers in mobile marketing. Ace's Mobiquity Network units are strategically positioned near entrances, anchor stores, escalators and other high-traffic and high dwell-time areas throughout each mall creating a “cloud” to maximize advertising messaging reach and frequency.

Ace’s mobile technology allows advertisers to interact with shoppers through either Bluetooth (push) or Wi-Fi (pull). Mobile devices with enabled Bluetooth are detected and prompted with an opt-in message to receive rich media content from the advertiser; those answering "Yes" receive the content. The users can also access the content by connecting to Mobiquity’s Wi-Fi network throughout the mall.

Some popular campaign elements delivered through this medium include coupons, movie trailers, calendar reminders, mobile applications, ring tones, wallpaper and special event offers.

Ace Marketing CEO, Dean Julia said, “We are excited to continue our mobile network’s expansion within the EYE portfolio. They have outstanding properties and a management team dedicated to enhancing the mall visitor’s experience.  We are also extremely pleased with the outstanding campaign results Mobiquity Networks continues to deliver. We look forward to working with EYE to continue growing the network through both awareness and additional locations.”

EYE’s SVP, Jeff Gunderman added, “The expansion of this mobile proximity solution is part of EYE’s commitment to connecting advertisers and mall goers. Mobile proximity is exciting as it delivers a new metric of success.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing solutions company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered to mobile devices. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: http://www.mobiquitynetworks.com.

ABOUT EYE

EYE is an international Out-of-Home advertising company specializing in retail, airport, roadside and university media. Connecting leading brands with active consumers, EYE's media reaches large-scale audiences throughout their daily journeys. EYE is America's number one mall media network with media in over 300 malls across the country and over 100 of these properties sitting in the top 10 DMAs. EYE's digital network includes 10 malls across the country. Eye Corp Pty Ltd is a wholly owned subsidiary of Ten Network Holdings Limited, a publicly listed company which also operates Network Ten, the broadcaster of Australian free-to-air channels TEN, ONE and ELEVEN. For more information about EYE please visit www.eyecorp.com (@EYE_OutofHome).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790 800-385-5790
718-233-2627 718-233-2627
E: twagner@legendsecuritiesinc.com